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                                                                    EXHIBIT 12.1
                      RENCO METALS, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                    SIX MONTHS ENDED
                                         YEARS ENDED OCTOBER 31,                       APRIL 30,
                          -----------------------------------------------------    ------------------
                            1991        1992       1993       1994       1995       1995       1996
                          --------    --------    -------    -------    -------    -------    -------
Fixed Charges:
  Interest expense(1).... $  9,736    $  7,614    $ 7,414    $10,208    $10,138    $ 5,056    $ 5,034
  Interest factor of
     rental expense......      899         894      1,028      1,042        956        463        390
                           -------     -------     ------     ------     ------     ------     ------
       Fixed charges..... $ 10,635    $  8,508    $ 8,442    $11,250    $11,094    $ 5,519    $ 5,424
Earnings:
  Income (loss) before
     income
     taxes............... $(14,272)   $(11,039)   $ 6,619    $(5,392)   $31,120    $12,159    $26,332
  Fixed charges..........   10,635       8,508      8,442     11,250     11,094      5,519      5,424
                           -------     -------     ------     ------     ------     ------     ------
       Earnings.......... $ (3,637)   $ (2,531)   $15,061    $ 5,858    $42,214    $17,678    $31,756
Ratio....................       --          --       1.78         --       3.81       3.20       5.85

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(1) Includes amortization of deferred financing costs.